Resources Connection Reports Financial Results for Second Quarter Fiscal 2025

DALLAS, Texas, January 2, 2025 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a professional services firm, today announced its financial results for its second quarter of fiscal 2025 ended November 23, 2024.

Second Quarter Fiscal 2025 Highlights Compared to Prior Year Quarter:

•Revenue of $145.6 million compared to $163.1 million, a decline of 10.7%
•Same-day constant currency revenue, a non-GAAP measure, declined by 13.2%
•Gross margin of 38.5% compared to 38.9%
•Selling, general and administrative expenses (“SG&A”) of $51.3 million improved 3.2% from $53.0 million
•Net loss of $68.7 million (net loss margin of 47.2%), including a non-cash goodwill impairment charge of $79.5 million, compared to net income of $4.9 million (net income margin of 3.0%)
•Diluted (loss) earnings per common share of $(2.08) compared to $0.14
•Adjusted diluted earnings per common share of $0.18 compared to $0.28
•Adjusted EBITDA, a non-GAAP measure, of $9.7 million (Adjusted EBITDA margin of 6.6%) compared to $16.1 million (Adjusted EBITDA margin of 9.8%)
•Cash dividends declared of $0.14 per share consistent with the prior year quarter
•Cash and cash equivalents plus borrowings available under senior secured revolving loan facility of $251.7 million compared to $269.4 million, and zero debt, consistent with prior year quarter

Management Commentary

“We exceeded expectations this quarter as we execute our strategy to deliver diversified support to our clients seeking to transform their businesses – especially finance, supply chain and human resources transformations involving technology and digital innovation,” said Kate W. Duchene, Chief Executive Officer. “While our second quarter financial performance was still down compared to the prior year, we delivered sequential revenue growth this quarter and we improved our gross margin and Adjusted EBITDA results significantly over the first quarter of fiscal 2025. Although On-Demand clients have recently expressed less need given lower talent movement, the demand environment has been leveling in the professional staffing space and we sequentially grew our Consulting segment during the quarter. We have been laser focused on execution including increasing cross-selling efforts, pushing for higher bill rates, driving higher consultant utilization and streamlining our fixed costs, all of which have yielded positive momentum. Based on pipeline activities and client dialogue this quarter, we are cautiously optimistic the new calendar year will bring a stronger demand environment and are confident in our strategic vision as reflected by the Board’s additional share repurchase authorization.”

Second Quarter Fiscal 2025 Results

Revenue was $145.6 million (or $141.6 million on a constant currency basis), declining 10.7% (or 13.2% on a constant currency basis) compared to $163.1 million in the second quarter of fiscal 2024. Compared to the first quarter of fiscal 2025, revenue grew 6.3% (or 5.0% on a constant currency basis). Similar to previous quarters, the demand environment continued to be choppy. While certain pockets within the business have started to show some improvement, which we attribute to improving business confidence post-election and interest rate cuts, clients are still measured in their decisions to move forward with transformation projects or filling professional interim needs. Timelines for opportunities to close in the pipeline continue to be extended compared to previous years. Compared to the prior year quarter, billable hours decreased by 11.2%, while the average bill rate increased by 0.8% (also 0.8% on a constant currency basis). The year-over-year improvement in average bill rate is attributable to an ongoing focus on value-based pricing, although average bill rate will continue to reflect the global revenue mix with a higher proportion of revenue being delivered in Asia Pacific and Mexico where average bill rates are significantly lower than the United States (“U.S.”) and Europe.

Gross margin in the second quarter of fiscal 2025 was 38.5% compared to 38.9% in the second quarter of fiscal 2024, with the decrease primarily due to higher pay/bill ratio and lower utilization of salaried consultants, partially offset by a favorable impact from the timing of the Thanksgiving holidays (not included in the second quarter of fiscal 2025).

SG&A for the second quarter of fiscal 2025 was $51.3 million, or 35.2% of revenue, compared to $53.0 million, or 32.5% of revenue, for the second quarter of fiscal 2024. The year-over-year improvement in SG&A was primarily due to a $2.0 million decrease in employee termination benefits, which were largely attributable to the 2023 cost reduction plan (the “2023 U.S. Restructuring Plan”) initiated in October 2023, as well as $1.2 million lower employee compensation expense, a $0.7 million reduction in employee health benefit expenses, and a $0.6 million decrease in costs related to acquisitions. These improvements in SG&A were partially offset by a $1.4 million increase in stock compensation expense driven by forfeitures as well as the remeasurement of achievement associated with performance-based equity awards, both of which were recorded in the second quarter of fiscal 2024. The second quarter of fiscal 2025 additional had a $0.7 million increase in bad debt expense.

During the second quarter of fiscal 2025, in light of the decline in the Company’s market capitalization, along with slower than expected recovery in business performance within the Company’s On-Demand Talent segment and Europe and Asia Pacific segment, the Company conducted a goodwill impairment analysis and recorded a non-cash impairment charge of $79.5 million ($57.8 million was recorded in the On-Demand Talent segment and $21.7 million was recorded in the Europe and Asia Pacific segment).

Income tax benefit for the second quarter of fiscal 2025 was $7.7 million, or an effective tax rate of 10.1%, compared to an income tax expense of $3.8 million, or an effective tax rate of 43.4%, for the second quarter of fiscal 2024. The income tax benefit in the second quarter of fiscal 2025 was primarily attributed to the Company’s pretax loss. The lower effective benefit rate was due to the non-deductible portion of the goodwill impairment. The higher effective tax rate in the second quarter of fiscal 2024 was attributed primarily to a nonrecurring increase in forfeiture of stock options, coupled with the capitalization of acquisition related costs for tax purposes.

Net loss was $68.7 million (net loss margin of 47.2%), compared to net income of $4.9 million (net income margin of 3.0%) in the prior year quarter, primarily due to the non-cash goodwill impairment charge, lower revenue and gross profit, partially offset by improved SG&A in the second quarter due to the Company's continued focus on cost discipline. The Company delivered an Adjusted EBITDA margin of 6.6% in the second quarter of fiscal 2025 compared to 9.8% in the prior year quarter.

Second Quarter Fiscal 2025 Segment Results

During the first quarter of fiscal 2025, the Company reorganized its business segments to better align with changes in its internal management framework and reporting of financial information which is used for performance assessment and resource allocation. Below are the second quarter results of the operating segments:

On-Demand Talent – Revenue in the On-Demand Talent segment declined by $17.5 million or 24.7%, to $53.5 million in the second quarter of fiscal 2025 compared to $70.9 million in the second quarter of fiscal 2024 primarily due to a 21.7% decrease in billable hours and a 2.8% decline in average bill rate (also 2.8% on a constant currency basis). Demand for interim support remained challenged in the second quarter due in part to the labor market trend with less talent movement across employers, which has historically been a generator for demand in this segment.

Consulting – Revenue in the Consulting segment increased by $1.6 million or 2.7%, to $60.6 million in the second quarter of fiscal 2025 compared to $59.1 million in the second quarter of fiscal 2024. The growth was primarily due to a 6.2% (also 6.2% on a constant currency basis) increase in the average bill rate largely as a result of the Company’s value pricing initiative. Additionally, the current period results include the addition of Reference Point (acquired in the first fiscal quarter of 2025) which carries a significantly higher average bill rate, partially offset by the billable hours declining by 3.6%. Reference Point contributed $4.8 million of revenue during the second fiscal quarter.

Europe and Asia Pacific – Revenue in the Europe and Asia Pacific segment declined by $2.1 million or 9.6%, to $19.7 million in the second quarter of fiscal 2025 compared to $21.8 million in the second quarter of fiscal 2024. Billable hours decreased by 5.3% and the average bill rate declined by 3.3% (or 6.6% on a constant currency basis) primarily as a result of the shift in revenue mix to the Asia Pacific region.

Outsourced Services – Revenue in the Outsourced services segment increased by $0.4 million or 4.0% to $9.4 million in the second quarter of fiscal 2025 compared to $9.1 million in the second quarter of fiscal 2024. The growth was primarily due to a 2.2% (also 2.2% on a constant currency basis) increase in the average bill rate and a 1.7% increase in the billable hours.

All Other – Revenue in the All Other segment of $2.4 million remained relatively flat compared to $2.3 million the prior year quarter.

RESOURCES CONNECTION, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 23,	November 25,	November 23,	November 25,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$145,618	$163,127	$282,553	$333,296
Direct cost of services	89,532	99,651	176,480	202,819
Gross profit	56,086	63,476	106,073	130,477
Selling, general and administrative expenses	51,305	52,993	100,215	112,925
Goodwill impairment	79,482	—	83,337	—
Amortization expense	1,569	1,321	3,054	2,635
Depreciation expense	462	810	1,002	1,687
(Loss) income from operations	(76,732)	8,352	(81,535)	13,230
Interest income, net	(215)	(293)	(363)	(605)
Other income	(70)	(3)	(72)	(5)
(Loss) income before income tax (benefit) expense	(76,447)	8,648	(81,100)	13,840
Income tax (benefit) expense	(7,732)	3,753	(6,678)	5,828
Net (loss) income	$(68,715)	$4,895	$(74,422)	$8,012

Net (loss) income per common share:
Basic	$(2.08)	$0.15	$(2.24)	$0.24
Diluted	$(2.08)	$0.14	$(2.24)	$0.24

Weighted-average number of common and common equivalent shares outstanding:
Basic	33,046	33,409	33,226	33,410
Diluted	33,046	33,901	33,226	33,945

Revenue by Segment
On-Demand Talent	$53,452	$70,949	$105,925	$148,923
Consulting	60,643	59,058	115,668	115,903
Europe & Asia Pacific	19,701	21,802	37,684	45,069
Outsourced Services	9,426	9,066	18,917	18,484
All Other	2,396	2,252	4,359	4,917
Total consolidated revenue	$145,618	$163,127	$282,553	$333,296

Cash dividend
Cash dividends declared per common share	$0.14	$0.14	$0.28	$0.28
Total cash dividends paid	$4,687	$4,720	$9,382	$9,401

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, January 2, 2025. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time by visiting the Company's Investor Relations website at https://rgp.com/ir/investor-relations-events/.

About RGP

RGP is a professional services firm that powers the operational needs and change initiatives of its client base utilizing a combination of three distinct engagement brands:

•On-Demand by RGPTM: Our on-demand talent solutions, providing businesses with a go-to source for bringing in experts when they need them;
•Veracity by RGPTM: Our consulting arm, driving transformation across people, processes & technology; and
•Countsy by RGPTM: Our outsourced services for accounting, human resources and equity, helping startups, scaleups and spinouts focus on their growth.

Regardless of engagement model, we Dare to Work Differently® by leveraging human connection and collaboration to deliver practical solutions and impactful results. We offer a more effective way to work that favors flexibility and agility as businesses confront change and transformation pressures amid skilled labor shortages.

Based in Dallas, TX with offices worldwide, we annually engage with over 1,700 clients around the world from 43 physical practice offices, multiple virtual offices and approximately 3,400 professionals. RGP is proud to have served 88% of the Fortune 100 as of August 2024 and has been recognized by U.S. News & World Report (2024-2025 Best Companies to Work for) and Forbes (America’s Best Management Consulting Firms 2024, America’s Best Midsize Employers 2024, World's Best Management Consulting Firms 2024).

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our operational plans, the expected benefits of our segments and our expectations regarding the demand environment. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or the continuation or deterioration of general and ongoing macroeconomic conditions, potential adverse effects to our and our clients’ liquidity and financial performances from bank failures or other events affecting financial institutions, risks arising from epidemic diseases or pandemics, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our inability to adapt to a changing competitive landscape including for technological advancements, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring and reorganization initiatives, risks that our digital expansion and technology transformation efforts may not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 25, 2024, and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to assess our financial and operating performance that are not defined by or calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Same-day constant currency revenue is adjusted for the following items:

oCurrency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.

oBusiness days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.

•EBITDA is calculated as net (loss) income before amortization expense, depreciation expense, interest and income taxes.

•Adjusted EBITDA is calculated as EBITDA excluding stock-based compensation expense, technology transformation costs, acquisition costs, goodwill impairment, gain on sale of assets, and restructuring costs. We also present herein Adjusted EBITDA at the segment level as a measure used to assess the performance of our segments. Segment Adjusted EBITDA excludes certain shared corporate administrative costs that are not practical to allocate.

•Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.

•Adjusted diluted earnings (loss) per common share is calculated as diluted earnings (loss) per common share, excluding the per share impact of stock-based compensation expense, technology transformation costs, acquisition costs, goodwill impairment, gain on sale of assets, restructuring costs, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

Adjusted Revenue by Segment

	Three Months Ended
	November 23, 2024				November 25, 2023
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$53,452	$241	$(1,670)	$52,023	$70,949
Consulting	60,643	165	(1,900)	58,908	59,058
Europe and Asia Pacific	19,701	(452)	6	19,255	21,802
Outsourced Services	9,426	—	(295)	9,131	9,066
All Other	2,396	—	(75)	2,321	2,252
Total Consolidated	$145,618	$(46)	$(3,934)	$141,638	$163,127

	Three Months Ended
	November 23, 2024				August 24, 2024
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$53,452	$160	$(835)	$52,777	$52,473
Consulting	60,643	120	(931)	59,832	55,025
Europe and Asia Pacific	19,701	(356)	158	19,503	17,983
Outsourced Services	9,426	—	(147)	9,279	9,491
All Other	2,396	—	(37)	2,359	1,963
Total Consolidated	$145,618	$(76)	$(1,792)	$143,750	$136,935

	Six Months Ended
	November 23, 2024				November 25, 2023
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$105,925	$390	$(1,668)	$104,647	$148,923
Consulting	115,668	325	(1,849)	114,144	115,903
Europe and Asia Pacific	37,684	(20)	24	37,688	45,069
Outsourced Services	18,917	—	(298)	18,619	18,484
All Other	4,359	—	(69)	4,290	4,917
Total Consolidated	$282,553	$695	$(3,860)	$279,388	$333,296

	Three Months Ended			Six Months Ended
Number of Business Days	November 23, 2024	August 24, 2024	November 25, 2023	November 23, 2024	November 25, 2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
On-Demand Talent (1)	64	63	62	127	125
Consulting (1)	64	63	62	127	125
Europe & Asia (2)	63	64	63	126	127
Outsourced Services (1)	64	63	62	127	125
All Other (1)	64	63	62	127	125

(1) This represents the number of business days in the U.S.

(2) The business days in international regions represent the weighted average number of business days.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts and percentages)

	Three Months Ended
	November 23,	% of	November 25,	% of
Adjusted EBITDA	2024	Revenue	2023	Revenue
	(Unaudited)		(Unaudited)
Net (loss) income	$(68,715)	(47.2%)	$4,895	3.0%
Adjustments:
Amortization expense	1,569	1.1%	1,321	0.8%
Depreciation expense	462	0.3%	810	0.5%
Interest income, net	(215)	(0.1%)	(293)	(0.2%)
Income tax (benefit) expense	(7,732)	(5.3%)	3,753	2.3%
EBITDA	(74,631)	(51.3%)	10,486	6.4%
Stock-based compensation expense	1,948	1.3%	516	0.3%
Technology transformation costs (1)	2,043	1.4%	1,678	1.0%
Acquisition costs (2)	515	0.4%	1,126	0.7%
Goodwill impairment (3)	79,482	54.6%	—	—%
Restructuring cost (4)	299	0.2%	2,255	1.4%
Adjusted EBITDA	$9,656	6.6%	$16,061	9.8%

Adjusted Diluted Earnings per Common Share
Diluted (loss) earnings per common share, as reported	$(2.08)		$0.14
Stock-based compensation expense	0.06		0.02
Technology transformation costs (1)	0.06		0.05
Acquisition costs (2)	0.02		0.03
Goodwill impairment (3)	2.41		—
Restructuring cost (4)	0.01		0.07
Income tax impact of adjustments	(0.30)		(0.03)
Adjusted diluted earnings per common share	$0.18		$0.28

(1) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2) Acquisition costs primarily represent costs included in net income related to the Company’s business acquisition. These costs include transaction bonuses, cash retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms.

(3) Goodwill impairment charge recognized during the three months ended November 23, 2024 was related to the On-Demand Talent and Europe Asia Pacific segments.

(4) The Company initiated a U.S. restructuring plan in October 2023 and substantially completed the 2023 U.S. restructuring plan during fiscal 2024.

	Six Months Ended
	November 23,	% of	November 25,	% of
Adjusted EBITDA	2024	Revenue	2023	Revenue
	(Unaudited)		(Unaudited)
Net (loss) income	$(74,422)	(26.3%)	$8,012	2.4%
Adjustments:
Amortization expense	3,054	1.1%	2,635	0.8%
Depreciation expense	1,002	0.4%	1,687	0.5%
Interest income, net	(363)	(0.1%)	(605)	(0.2%)
Income tax (benefit) expense	(6,678)	(2.4%)	5,828	1.8%
EBITDA	(77,407)	(27.4%)	17,557	5.3%
Stock-based compensation expense	3,509	1.2%	3,068	0.9%
Technology transformation costs (1)	3,901	1.4%	3,601	1.1%
Acquisition costs (2)	1,804	0.6%	1,126	0.3%
Goodwill impairment (3)	83,337	29.5%	—	—%
Gain on sale of assets (4)	(3,420)	(1.2%)	—	—%
Restructuring cost (5)	252	0.1%	2,255	0.7%
Adjusted EBITDA	$11,976	4.2%	$27,607	8.3%

Adjusted Diluted Earnings per Common Share
Diluted (loss) earnings per common share, as reported	$(2.24)		$0.24
Stock-based compensation expense	0.11		0.09
Technology transformation costs (1)	0.12		0.11
Acquisition costs (2)	0.05		0.03
Goodwill impairment (3)	2.51		—
Gain on sale of assets (4)	(0.10)		—
Restructuring cost (5)	0.01		0.07
Income tax impact of adjustments	(0.30)		(0.06)
Adjusted diluted earnings per common share	$0.16		$0.48

(1) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2) Acquisition costs primarily represent costs included in net income related to the Company’s business acquisitions. These costs include transaction bonuses, cash retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms.

(3) Goodwill impairment charges recognized during the six months ended November 23, 2024 was related to the On-Demand Talent and Europe Asia Pacific segments.

(4) Gain on sale of assets was related to the Company’s sale of its Irvine office building, which was completed on August 15, 2024.

(5) The Company initiated a U.S. restructuring plan in October 2023 and substantially completed the 2023 U.S. restructuring plan during fiscal 2024.

Segment Results
During the first quarter of fiscal 2025, the Company identified the following newly defined operating segments:

•On-Demand Talent – operating under the On-Demand by RGPTM brand, this segment provides businesses with a go-to source for bringing in experts when they need them.

•Consulting – operating under the Veracity by RGPTM brand, this segment drives transformation process across people, processes and technology across domain areas including finance, technology and digital, risk and compliance and supply chain transformation.

•Europe & Asia Pacific – is a geographically defined segment that offers both on-demand and consulting services (excluding the digital consulting business, which is included in our Consulting segment) to clients throughout Europe and Asia Pacific.

•Outsourced Services – operating under the Countsy by RGPTM brand, this segment offers finance, accounting and HR services provided to startups, spinouts and scaleups enterprises, utilizing a technology platform and fractional team.

•Sitrick – a crisis communications and public relations firm which operates under the Sitrick brand, providing corporate, financial, transactional and crisis communication and management services.

The Company's reportable segments are comprised of On-Demand, Consulting, Outsourced Services, and Europe & Asia Pacific. Sitrick does not individually meet the quantitative thresholds to qualify as a reportable segment. Therefore, Sitrick is disclosed under the “All Other” Segment. On July 1, 2024, the Company acquired Reference Point LLC, which is reported within the Consulting segment from the date of acquisition.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except for percentage)

	Three Months Ended				Six Months Ended
	November 23, 2024	% of Revenue (1)	November 25, 2023	% of Revenue (1)	November 23, 2024	% of Revenue (1)	November 25, 2023	% of Revenue (1)
Adjusted EBITDA:	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
On-Demand Talent	$5,605	10.5%	$8,662	12.2%	$8,164	7.7%	$17,219	11.6%
Consulting	9,723	16.0%	10,928	18.5%	17,476	15.1%	19,457	16.8%
Europe & Asia Pacific	1,480	7.5%	1,701	7.8%	1,707	4.5%	3,405	7.6%
Outsourced Services	1,546	16.4%	1,778	19.6%	2,940	15.5%	3,326	18.0%
All Other	(526)	(22.0%)	(534)	(23.7%)	(993)	(22.8%)	(463)	(9.4%)
Unallocated items (2)	(8,172)		(6,474)		(17,318)		(15,337)
Adjustments:
Stock-based compensation expense	(1,948)		(516)		(3,509)		(3,068)
Technology transformation costs (3)	(2,043)		(1,678)		(3,901)		(3,601)
Acquisition costs (4)	(515)		(1,126)		(1,804)		(1,126)
Goodwill impairment (5)	(79,482)		—		(83,337)		—
Gain on sale of assets (6)	—		—		3,420		—
Restructuring cost (7)	(299)		(2,255)		(252)		(2,255)
Amortization expense	(1,569)		(1,321)		(3,054)		(2,635)
Depreciation expense	(462)		(810)		(1,002)		(1,687)
Interest income, net	215		293		363		605
(Loss) income before income tax benefit (expense)	(76,447)		8,648		(81,100)		13,840
Income tax benefit (expense)	7,732		(3,753)		6,678		(5,828)
Net (loss) income	$(68,715)		$4,895		$(74,422)		$8,012

(1) Segment Adjusted EBITDA Margin is calculated by dividing segment Adjusted EBITDA by segment revenue.

(2) Unallocated items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(3) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(4) Acquisition costs primarily represent costs included in net income related to the Company’s business acquisitions. These costs include transaction bonuses, cash retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms.

(5) Goodwill impairment charges recognized during the three and six months ended November 23, 2024 were related to the On-Demand Talent and Europe Asia Pacific segments.

(6) Gain on sale of assets was related to the Company’s sale of its Irvine office building, which was completed on August 15, 2024.

(7) The Company initiated a U.S. restructuring plan in October 2023 and substantially completed the 2023 U.S. restructuring plan during fiscal 2024.

The following table discloses the Company’s average bill rate by segment for the last five quarters:

	November 23, 2024	August 24, 2024	May 25, 2024	February 24, 2024	November 25, 2023
Average bill rate (1):	(Unaudited)
Consolidated bill rate	$123	$118	$120	$119	$122
On-Demand Talent	$140	$140	$142	$143	$144
Consulting	$154	$145	$142	$141	$145
Europe & Asia Pacific	$59	$56	$58	$58	$61
Outsourced Services	$140	$139	$142	$139	$137

(1)Average bill rates are calculated by dividing total revenue by the total number of billable hours.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(In thousands, except consultant headcount and average rates)

	November 23,	May 25,
SELECTED BALANCE SHEET INFORMATION:	2024	2024
	(Unaudited)
Cash and cash equivalents	$78,197	$108,892
Trade accounts receivable, net of allowance for credit losses	$106,894	$108,515
Total assets	$424,873	$510,914
Current liabilities	$73,605	$72,433
Long-term debt	$—	$—
Total liabilities	$99,196	$92,151
Total stockholders’ equity	$325,677	$418,763

	Six Months Ended
	November 23,	November 25,
SELECTED CASH FLOW INFORMATION:	2024	2023
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$1,490	$(1,756)
Cash flow -- investing activities	$(12,662)	$(8,100)
Cash flow -- financing activities	$(17,374)	$(11,232)

	Three Months Ended
	November 23,	November 25,
SELECTED OTHER INFORMATION:	2024	2023
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	2,639	3,167
Average bill rate (1)	$123	$122
Average pay rate (1)	$59	$58
Common shares outstanding, end of period	33,091	33,507

(1) Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates. Constant currency average bill and pay rates using the same exchange rates in the second quarter of fiscal 2024 were $123 and $59, respectively.

Analyst Contact:
Jennifer Ryu
Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com